EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The South Financial Group, Inc.


We consent to incorporation by reference in the registration statements (Nos. 33-25424, 33-79668, 33-80822, 33-82668, 33-82670, 333-31948, 333-53170,
333-53172,  333-67745,  333-83519 and  333-96141)  on Form S-8 and  registration statements (Nos. 333-06975, 333-49078 and 333-66264) on Form S-3 of The South Financial Group, Inc. of our report dated December 1, 2003, relating to the statements of net assets available for benefits of The South Financial Group, Inc. 401(k) Plan (the "Plan") as of December 15, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 15, 2002 annual report on Form 11-K of the Plan.



Greenville, South Carolina                                    /s/KPMG LLP
January 7, 2004